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                                                                    EXHIBIT 3.17

Advocaten Notarissen Belastingadviseurs

                                                                   - NAUTADUTILH

                             [JE MAINTIENDRAI LOGO]

De ondergetekende:                      The undersigned:

Mr Bart Theodoor Derogee, notaris te    Mr Bart Theodoor Derogee, LL.M.
Rotterdam, verklaart hierbij, dat hij   civil-law notary practising in
zich naar beste weten heeft overtuigd,  Rotterdam, the Netherlands, hereby
dat de statuten van de te Amsterdam     declares that an office translation of
gevestigde naamloze vennoot-schap:      the Articles of Association of the
                                        company with limited liability, with
                                        corporate seat at Amsterdam

CNH TRADE N.V.                          CNH TRADE N.V.

luiden overeenkomstig de aan dit        reads in conformity with the text
certificaat gehechte tekst.             attached to this certificate

De statuten zijn laatstelijk gewijzigd  The articles of association were last
bij akte verleden op 14 januari 2002.   amended by Notarial Deed executed on
                                        January 14, 2002.
De ministeriele verklaring van geen
bezwaar is verleend op 10 januari       The ministerial Certificate of
2002.                                   no-impediments was granted on January
N.V. nummer 469.660                     10, 2002.
                                        N.V. number 469.660

Getekend te Rotterdam op 22             Signed at Rotterdam on January 22, 2002.
januari 2002.

[Mr. B. Th. DEROGEE SEAL]

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                             ARTICLES OF ASSOCIATION

NAME AND CORPORATE SEAT

Article 1.

1.    The name of the company is: CNH TRADE N.V.

2.    It has its corporate seat in Amsterdam.

OBJECTS

Article 2.

The objects of the company are:

a. the trade, including wholesale and retail trade, intermediate trade and future trade in as well as the import and export of agricultural products, earth-moving equipment and related products;

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b.    to enter into all kinds of financial operations, leasing and factoring and to provide guarantees and security in any form to group companies and third parties;

c.    to participate in and to manage other enterprises and corporations;

d. to engage in foreign exchange and credit risk management on behalf and for the account of group companies;

e. to perform everything requisite or conducive to the accomplishment of the aforesaid object or incidental thereto or connected therewith in the widest sense of the word.

SHARE CAPITAL AND SHARES

Article 3.

1. The authorized capital of the company amounts to two hundred fifty thousand Euro ((euro) 250,000.--), divided into five hundred (500) shares, having a nominal value of five hundred Euro ((euro) 500.--) each.

2. The company shall not lend its cooperation to the issue of depositary receipts for shares in its share capital.

3. The power to confer voting rights and rights as referred to in article 2:89 paragraph 4 of the Civil Code on those who have a right of pledge over shares is excluded.

ISSUE OF SHARES AND PRE-EMPTIVE RIGHTS

Article 4.

1. Shares that have not yet been issued shall be capable of being issued by virtue of a resolution of and on the terms and conditions to be decided upon by the general meeting of shareholders.

The general meeting of shareholders shall have power to designate the board of management as authorized to issue shares and it shall be empowered to revoke such designation unless otherwise stipulated at the time of the designation. If the general meeting of shareholders designates the board of management, it shall when making

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the designation also decide on the number of shares which may be issued as well as on the duration of the designation.

2. In the event of an issue of shares, each shareholder shall have pre-emptive rights of purchase pro rata to his existing holdings.

No pre-emptive rights are attached to shares issued to the employees of the company or of a group company.

3. Pre-emptive rights shall for each issue be capable of being limited or excluded by virtue of a resolution of the body authorized to decide upon the issue.

4. Within fourteen days of such resolution being passed the company shall announce the issue of shares to which pre-emptive rights attach and the period in which such rights are capable of being exercised in the "Staatscou rant" (Gazette) and in a nationally distributed daily newspaper unless all shares are registered shares and a written notification is sent to all the shareholders at the addresses mentioned in the register of shareholders. Pre-emptive rights shall be capable of being exercised during at least two weeks after the day of publication of such announcement in the State Gazette or the despatch of the notice to the shareholders.

5. On the grant of rights to subscribe for shares, the shareholders shall have pre-emptive rights; the preceding paragraphs of this article shall apply mutatis mutandis. Shareholders, however, shall have no pre-emptive rights for shares which are being issued to a person who exercises a previously acquired right to subscribe for shares.

6. The issue of a registered share requires a deed passed for such purpose before a Dutch civil law notary to which deed the parties involved are a party.

7. When shares are subscribed for, their par value shall be paid up, and in addition, if the shares are subscribed for at a higher price, also the difference between such amounts, without prejudice to the provision of article 2:80 paragraph 2 of the Civil Code.

8. The shares shall be paid-up in cash unless another contribution - subject to the provisions of article

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2:80b - has been agreed upon. When the shares are paid-up in cash payment shall be made in Dutch currency or subject to the provision of Article 2:80a paragraphs 2 and 3 in foreign currency.

ACQUISITION AND TRANSFER BY THE COMPANY OF SHARES IN ITS OWN SHARE CAPITAL

Article 5.

1. The company may not subscribe for shares in its own share capital.

2. The company shall have the right to acquire fully paid up shares in its own share capital for no consideration or for value, if:

a. the company's equity, after deduction of the price of the acquisition, is not less than the sum of the paid and called-up portion of the share capital and the reserves that have to be maintained by provisions of law or these Articles of Association;

b. the par value of the shares to be acquired and the shares in its share capital which the company already holds, holds as pledgee or are held by a subsidiary does not exceed one tenth of the issued share capital.

The amount of the company's equity, as shown in the latest balance sheet confirmed and adopted, after deduction of the price of acquisition of shares in the share capital of the company and after deduction of distributions from profits or reserves to any other party, which became due and payable by the company and its subsidiaries after the date of the balance sheet, shall be decisive for purposes of item a above. If no annual accounts have been confirmed and adopted after the expiry of more than six months since the end of the financial year, then acquisition by virtue of this paragraph shall not be allowed.

The general meeting of shareholders must have to authorized the board of management to make the acquisition. The authorization shall be valid for a period of up to eighteen months. In the authorization the general meeting of shareholders shall specify the number of shares which may be acquired, the manner in which they may be acquired and the limits within which

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the price must be set.

3. Any acquisition by the company of shares that have not been fully paid up shall be void.

4. Any transfer by the company of shares in its own share capital, shall require the consent of the general meeting of shareholders.

5. The expression shares as used in this article shall include depositary receipts for shares.

REDUCTION OF THE ISSUED SHARE CAPITAL

Article 6.

1. The general meeting of shareholders shall have power to pass a resolution to reduce the issued share capital by the cancellation of shares or by reducing the amount of the shares by means of an amendment to the company's Articles of Association. The shares to which such resolution relates shall be stated in the resolution and it shall also be stated therein how the resolution shall be implemented. The paid and called-up portion of the share capital shall not be allowed to fall below the minimum share capital required by law in force at the time that the resolution was passed.

2. A resolution to cancel shares may only relate to shares which the company holds in its own share capital or of which it holds the depositary receipts.

3. Any reduction of the par value of shares without redemption must be made pro rata on all shares.

The pro rata requirement may be waived with the consent of all the shareholders.

4. Partial repayment on shares or relief from the obligation to pay up shall only be allowed on the implementation of a resolution to reduce the par value of the shares. Such repayment or relief must be made pro rata on all shares. The pro rata requirement may be waived with the consent of all shareholders involved.

5. Notice of a meeting at which a resolution, as mentioned in this article, is to be passed shall state the purpose of the reduction of share capital and the manner of implementation.

The second, third and fourth paragraphs of Article 2:123

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of the Dutch Civil Code shall mutatis mutandis be applicable.

6. The company shall deposit the resolutions referred to in paragraph 1 of this article at the office of the Trade Register and shall publish a notice of such deposit in a nationally distributed daily newspaper; the provisions of paragraphs 2 through 6 of Article 2:100 of the Dutch Civil Code shall be applicable.

REGISTERED SHARES AND BEARER SHARES

Article 7.

1. The shares shall at the option of the shareholder be registered shares or bearer shares. The shares shall be numbered consecutively and may be given serial letters in a manner to be determined by the board of management. No share certificates shall be issued for registered shares. For each bearer share that has been issued a share certificate shall be supplied, provided the obligation to pay up such share in full has been met.

2. The board of management shall be allowed to issue multiple share certificates, representing ten, a hundred or a thousand shares or such other number as the board shall determine, which share certificates may be exchanged at the request of the shareholder.

3. Each share certificate for a bearer share shall have a set of dividend coupons attached to it, as well as a voucher to obtain new dividend coupons.

4. Each share certificate, dividend coupon and voucher shall bear the number (numbers) and the letter(s), if any, of the share(s) in respect of which they were issued.

5. The exchanges as mentioned under paragraph 2 shall be made free of charge.

6. The share certificates shall be signed by a member of the board of management. The board of management may resolve that the signature shall be substituted by a signature in facsimile. If the signature is placed in facsimile, the face of the share certificate shall be

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marked with a distinctive embossed stamp which shall be placed by or under the supervision of the company.

7. The board of management shall be authorized, on such conditions as the board shall determine and at the request of the party entitle to issue duplicates of share certificates or parts thereof which are lost or damaged. The costs of the issue of duplicates may be charged to the party entitled. The issue of duplicates shall render the original documents void vis a vis the company. Duplicates shall bear the numbers and letters of the documents which they replace.

8. If a share, a usufruct or a right of pledge is part of undivided property, then the persons jointly entitled thereto shall only be capable of being represented vis a vis the company by one person to be designated by them for that purpose.

REGISTER OF SHAREHOLDERS

Article 8.

The provisions which follow below in this article shall only apply to registered shares.

The board of management shall keep a register of shareholders at the office of the company, in which the names and addresses of all the shareholders shall be entered, recording the date on which they acquired the shares, the date the transfer was acknowledged or served and the amount paid-up on each share, as well as, to the extent applicable the further particulars referred to in article 2:85 of the Civil Code.

Each shareholder shall have the obligation to send the board of management a written notification stating his address and any changes therein; this address shall continue to apply vis a vis the company as long as the person concerned has not notified the board of management by registered letter of any change of address. Any consequences resulting from a failure to give notice of his address and any changes therein shall be for the account and the risk of the person concerned.

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All notifications and notices to shareholders, usufructuaries and pledgees shall be capable of being validly presented at the addresses recorded in the register.

Every transfer or passing of a share, of a right of usufruct over a share, as well as every passing of a right of pledge over a share, shall be recorded in the register by the board of management.

Every registration and every entry recorded in the register shall be signed by a director; the register shall be kept regularly up-to-date.

TRANSFER OF REGISTERED SHARES

Article 9.

1. The transfer of a registered share, excluding a share as referred to in article 2:86c of the Civil Code shall require an appropriate deed of transfer, passed before a Netherlands civil law notary to which deed the parties involved are a party.

2. The transfer of a registered share, in accordance with the provision of the preceding paragraph, shall, by operation of law, also be effective vis-a-vis the company. Except in case the company is a party to the legal act, the rights attaching to the share can only be exercised after the company shall have acknowledged the legal act or the transfer deed has been served on the company or the company shall have acknowledged such deed by registration thereof in the register of shareholders.

3. Except as provided in paragraph 4 hereof, the acknowledgement shall be made in a deed of transfer or on the strengs of presentation of a notarial true copy or extract from the deed of transfer in which latter case the company shall provide the presented document with a dated statement. Service of the transfer deed shall be made by means of service of a notarial true copy or extract thereof.

4. The company which is aware of a legal act as referred to in paragraph 1 may, as long as the acknowledgement

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                                  - NAUTADUTILH

thereof has not be requested nor service of the deed to the company has been made, acknowledge the legal act on its own accord by registration of the transferee of the share in the register of shareholders.

The company shall notify the interested parties by registered letter of such registration with the request to submit a true copy or extract as referred to in paragraph 3 hereof. Upon receipt the company shall, in evidence of acknowledgement, provide the document with a note in the manner as provided in paragraph 3 hereof in respect of the acknowledgement; as date of acknowledgement the date of registration will be recorded.

5. If a share certificate has been issued the company shall replace it with a new certificate in the name of the transferee.

MANAGEMENT

Article 10.

1. The company shall have a board of management, consisting of one or more members.

2. The general meeting of shareholders shall decide on the number of directors.

3. The general meeting of shareholders shall appoint the directors and shall at all times have power to suspend or dismiss any director.

4. The general meeting of shareholders shall decide on the remuneration and the further terms and conditions of employment for each of the directors.

DUTIES AND POWERS

Article 11.

1. The board of management shall, subject to the limitations contained in these Articles of Association, be in charge of the management of the company.

2. The board of management shall have the obligation to act in pursuance of the directions of the general meeting of shareholders with relation to the general lines to be followed as to the financial, social and economic policy

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and as to the policy relating to the personnel in the company.

3. The board of management shall have to obtain the approval of the general meeting of shareholders for such decisions with relation to the management of the company, as the general meeting of shareholders may specifically lay down by resolution passed by it to that effect.

4. If the office(s) of one or more directors be vacated or if one or more directors be otherwise unavailable, the remaining directors or the remaining director shall temporarily be vested with the entire management. If the offices of all directors be vacated or if all directors be otherwise unable to act, the management shall temporarily be vested in the person or persons whom the general meeting of shareholders shall every year appoint for that purpose.

REPRESENTATION

Article 12.

The board of management as well as each of the directors shall represent the company.

GENERAL MEETINGS OF SHAREHOLDERS

Article 13.

1. At least once a year a general meeting of shareholders shall be held, that is to say within six months after the end of the financial year.

2. Furthermore, general meetings of shareholders shall be held in the case referred to in article 2:108a of the Civil Code and as often as the board of management considers it necessary.

3. General meetings of shareholders shall be held in the place where the company has its corporate seat. At a general meeting, held at a different place, valid resolutions shall also be capable of being passed if the entire issued share capital is represented.

4. Notice of the meetings shall be given to the persons entitled to attend the meetings by means of an announcement in a nationally distributed daily newspaper

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not later than on the fifteenth day before the meeting. If only registered shares are issued, the notice of the meeting shall be given to those entitled to attend the meetings by or on behalf of the board of management by means of registered letters to the addresses listed in the register of shareholders, the period of notice being the same as in the previous sentence.

5. Notice of the meeting shall contain the agenda of the meeting.

6. If the provisions laid down by law or by these Articles of Association with relation to giving notice of meetings, to drawing up the agendas for these meetings and to making available for inspection those matters which are to be dealt with have not been complied with, then valid resolutions shall nevertheless be capable of being passed, provided that the entire issued share capital be represented at the meeting in question and provided that the resolution be passed unanimously.

Article 14.

1. The general meeting of shareholders shall itself decide who is to chair the meeting.

2. The chairman shall designate one of the persons present to act as secretary and take minutes of the business transacted. The minutes shall be confirmed by the chairman and the secretary and signed by them in witness thereof.

3. Each of the persons entitled to attend meetings shall have the right to be represented at a meeting by a proxy duly authorized in writing.

Article 15.

1. At the general meetings of shareholders every share shall carry the right to cast one vote.

2. At general meetings of shareholders the company shall not be capable of casting votes for shares in its own share capital which are held by itself or by one of its subsidiaries; nor shall it be capable of doing so for

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shares in its own share capital of which the company or one of its subsidiaries holds the depositary receipts for shares. Usufructuaries of shares held by the company and its subsidiaries are not debarred from their right to vote, however, if the right of usufruct was established over shares before they were held by the company or one of its subsidiaries. The company or one of its subsidiaries shall not be capable of casting votes for shares over which it has a right of usufruct.

3. When determining whether a particular portion of the share capital is represented, or alternatively, whether a majority represents a particular portion of the share capital, the amount of shares to which no voting rights are attached shall be subtracted from the share capital.

4. In so far as no larger majority is prescribed by these Articles of Association all resolutions shall be passed with an absolute majority of the valid votes cast.

5. Blank votes shall not be counted as votes cast.

6. The ruling concerning voting results pronounced by the chairman during the meeting shall be decisive. The same shall also apply to the contents of a resolution passed by the meeting, provided that a vote has been held about a proposal not recorded in writing.

7. If the correctness of a ruling as referred to in the preceding paragraph is challenged, however, immediately after the ruling has been pronounced, then a new vote shall be held whenever a majority of the general meeting of shareholders should so wish, or, if the original vote was not taken by call or by ballot papers, whenever any one of the persons entitled to vote should so wish. This new vote shall nullify the legal consequences of the original vote.

Article 16.

Except if the company has holders of depositary receipts for shares and/or usufructuaries entitled to vote, resolutions of shareholders shall alternatively be capable of being passed in writing - which shall include

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telegraphic, telefax and telex messages - instead of at a general meeting of shareholders, provided that these are passed with a unanimous vote of all the shareholders who are entitled to vote.

CHARTERED ACCOUNTANT

Article 17.

1. The general meeting of shareholders shall be authorized - and if this is required by provision of law it shall have the obligation - to appoint a chartered accountant, which expression shall include an accountant as referred to in Article 2:393 of the Dutch Civil Code, whose duty it shall be to examine the annual accounts drawn up by the board of management, to submit a report thereon to the board of management and to issue a certificate with regard thereto.

2. If the general meeting fails to appoint the accountant as referred to in paragraph 1 of this article, this appointment shall be made by the board of management.

3. The appointment shall be capable of being cancelled at all times by the general meeting and if the appointment was made by the board of management also by the board.

FINANCIAL YEAR, ANNUAL ACCOUNTS AND DISTRIBUTION OF PROFITS

Article 18.

1. The financial year of the company shall coincide with the calendar year.

2. The board of management shall close the books of the company as at the last day of every financial year and shall within five months thereafter - except if extension of that period to a maximum of six months has been granted by resolution of the general meeting of shareholders because of special circumstances - draw up annual accounts consisting of a balance sheet, a profit and loss account and explanatory notes and within this period it shall make these documents available for

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inspection by the shareholders at the office of the company. Within this period the board of management shall also submit the annual report to them. The annual accounts shall be signed by all the directors; if any signature is missing, it shall be mentioned in the annual accounts giving the reason.

3. The company shall ensure that the annual accounts that have been drawn up, the annual report and the particulars that have to be added by virtue of paragraph 1 of Article 2:392 of the Dutch Civil Code are available at its office as from the day of notice of the general meeting at which they are to be dealt with.

The persons entitled to attend meetings shall have the right to peruse these documents at the company's office and to obtain copies thereof without charge.

4. What has been provided in paragraphs 2 and 3 of this article with relation to the annual report and the particulars to be added by virtue of paragraph 1 of
Article 2:392 of the Dutch Civil Code shall not be applicable if Article 2:403 of the Dutch Civil Code is applicable to the company.

5. The general meeting of shareholders shall confirm and adopt the annual accounts. This confirmation and adoption shall constitute a release from liability for the managing directors with relation to all acts that appear from these documents or the result of which is embodied therein, unless a proviso has explicitly been made, and without prejudice to what has been or will be laid down by law with respect to this.

6. The company shall then proceed to publish the documents and data mentioned in this article, if and to the extent and in the manner that this is stipulated in Articles 2:394 and following of the Dutch Civil Code.

Article 19.

1. The amount of distributable profits shall be at the free disposal of the general meeting of shareholders. In calculating the amount of profits to be distributed

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on each share, only the amount of the compulsory payments on the par value of the shares shall be regarded.

2. The company shall only be capable of making distributions to shareholders and other persons who are entitled to profits that qualify for distribution if the company's equity is in excess of the paid and called-up portion of the share capital increased by the reserves that must be set aside under the provisions of the law. In the calculation of the distribution of profits the shares which the company holds in its own share capital shall be disregarded.

3. Distribution of profits shall take place after confirmation and adoption of the annual accounts showing that this is allowed.

4. The general meeting of shareholders shall have power, with due observance of what has been provided in the second paragraph hereof, to make one or more interim dividends payable.

5. Unless the general meeting of shareholders decides on a different date, dividends shall be made payable immediately after they have been declared.

6. Dividends that have not been collected within five years after they have become payable, shall be forfeited to the company.

LIQUIDATION AND WINDING UP

Article 20.

1. In the event of the company being liquidated it shall be wound up by the board of management unless the general meeting of shareholders decides otherwise.

2. The general meeting of shareholders shall decide on the remuneration of the liquidators and of those who have been charged with the supervision of the winding up.

3. During the winding up these Articles of Association shall, in as far as possible, remain of full force and effect.

4. Of what remains of the company's equity, after all

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                                  - NAUTADUTILH

its debts have been paid, first the payments made on each share shall be refunded. What remains thereafter of the company's equity shall be distributed among the shareholders, pro rata to their existing holdings. No distribution upon liquidation shall be made to the company itself for shares which the company holds in its own share capital.

5. After completion of the winding up the books and documents of the liquidated company shall for thirty years remain in the custody of a person who shall be capable of being appointed for that purpose by the general meeting of shareholders in their resolution to liquidate the company. If an appointment as aforesaid has not been made by the general meeting of shareholders, then the appointment shall be made by the liquidators.